                                                                                    Exhibit 10.1

                                                                                EXECUTION COPY

SUBLEASE

This SUBLEASE (this “Sublease”) dated as of November __, 2008 by and between BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies), a New York corporation (“Sublandlord”), and JEFFERIES & COMPANY, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A.           Sublandlord, as tenant, leases from Post-Montgomery Associates, a California general partnership (“Master Landlord”), certain premises (the “Premises”) comprised of approximately 19,620 square feet located on the 24th floor of the building (the “Building”) known as Post Montgomery Center, San Francisco, California pursuant to that certain Office Lease, dated as of March 31, 2005 (the “Master Lease”), between Master Landlord, as landlord, and Sublandlord, as tenant.  Capitalized terms used but not defined herein shall have the definitions given in the Master Lease.

B.           Sublandlord desires to sublet to Subtenant, and Subtenant desires to hire and sublease from Sublandlord, the entire Premises shown as the non-shaded area on Exhibit A attached hereto and made a part hereof (the “Subleased Premises”), on the terms and subject to the conditions contained in this Sublease.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1.           Demise.

Pursuant to the terms and subject to the conditions of this Sublease, Sublandlord does hereby demise and sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, the Subleased Premises.  Subtenant acknowledges that it has inspected the Subleased Premises and is acquainted with its condition.  On the Commencement Date (as defined below), Sublandlord shall deliver, and Subtenant agrees to accept, the Subleased Premises in “as is” condition as of the date hereof, normal wear and tear excepted, without any warranty or representation except as expressly set forth herein.

2.           Subordination; Incorporation of Master Lease by Reference.

(a)           Subtenant acknowledges that it has received and reviewed a copy of the Master Lease attached hereto as Exhibit C and the Construction Guide referenced therein.   This Sublease is subject and subordinate in all respects to the Master Lease and to the matters which the Master Lease is or shall be subordinate.  Subtenant shall not take any action or fail to take any action in connection with the Subleased Premises which is a violation of or default under any of the provisions of the Master Lease.

           (b)           Except to the extent expressly set forth herein to the contrary, all of the terms, provisions, covenants and conditions of the Master Lease are hereby incorporated by reference in, and made part of, this Sublease with the same force and effect as though set forth in full herein.  For purposes of such incorporation, (i) except as otherwise provided in subsection (d) below, the term “Landlord” in the Master Lease shall refer to Sublandlord hereunder, its successors and assigns; (ii) the term “Tenant” therein shall refer to Subtenant hereunder, its successors and assigns; (iii) the term “this Lease” therein shall refer to this Sublease; (iv) the term “the term of this Lease” therein shall refer to the Term of this Sublease; (v) the terms “Commencement Date,” “Expiration Date and “Base Rent” therein shall each refer to the respective definitions of such terms as are set forth herein; (vi) references to rules, regulations, requirements and similar terms promulgated or prescribed by Landlord shall refer to those of Master Landlord, not of Sublandlord; and (vii) Sublandlord makes no representation or warranty made by Master Landlord under the Master Lease.  The obligations of Subtenant hereunder which are to be performed during the Term shall survive and extend beyond the termination of this Sublease to the extent such survival is contemplated in the Master Lease.  If there is any inconsistency or conflict between the provisions of the Master Lease and this Sublease, the provisions of this Sublease shall control.

(c)           The following provisions of the Master Lease are specifically not incorporated in this Sublease:

(i)
Sections 1.2 (except for the definitions of “Permitted Use” and “Building Directory Spaces”), 3.1, 4.1, 4.2, 4.3, 7.6, 21.1 (everything following the proviso in the first sentence) and 31.9 and Articles 5, 10, 17, 28, 29, 30 (excluding the last two (2) sentences of Section 30.1), 33, 34, 36 and 37, the first sentence of Section 22.2 and Exhibit C of the Master Lease; and

(ii)	All terms defined and/or described under the “Basic Lease Information” section of the Master Lease.

(d)           Notwithstanding anything to the contrary set forth in subsection (b) above, references to the term “Landlord” shall not be deemed changed to refer to Sublandlord and same shall be deemed to refer only to Master Landlord for purposes of incorporating the following provisions of the Master Lease: Sections 8.1, 8.2 (except for the third sentence thereof), 8.5, 8.6, 14.4, 19.1, 19.2, 22.1, 31.14, 31.15 and 31.22, the second sentence of Section 8.4, and Articles 17 and 18 (except for the third sentence thereof).

(e)           Section 7.3 of the Master Lease shall be deemed to be modified so as to provide that Subtenant shall be obligated to comply therewith only if and to the extent that Sublandlord shall be obligated to comply therewith and same, as so modified, shall be incorporated into this Sublease.

3.           Term. The term of this Sublease (the “Term”) shall commence on the earlier of: (i) April 1, 2009; or (ii) the date upon which Subtenant commences business activities at the Subleased Premises (the “Commencement Date”) and shall terminate on July 30, 2015 (the “Expiration Date”), unless sooner terminated pursuant to the provisions of the Master Lease, this Sublease or pursuant to law.  Subtenant shall have the right to possess the Subleased Premises on the later of (i) the date this Sublease is fully executed and delivered by Subtenant; (ii) the date upon which Subtenant shall have delivered a certificate of insurance required hereunder to Sublandlord; and (iii) within one (1) business day after the date on which Master Landlord’s Consent (as hereinafter defined) shall have been obtained and Sublandlord shall cooperate with Subtenant in connection therewith.  Following the establishment of the Commencement Date in accordance with this section, upon request from either party, the other party will promptly provide a letter or other agreement setting forth the Commencement Date.

4.           Base Rent and Additional Rent.

(a)           From and after the Commencement Date and throughout the Term, Subtenant shall pay to Sublandlord base rent (the “Base Rent”) equal to the following yearly (and monthly) rates:

(i)           From the Commencement Date – June 30, 2009: $0.00; and

(ii)           From July 1, 2009 – the Expiration Date: $784,800.00 per annum ($65,400.00 per month), representing $40.00 per square foot per annum.

The Base Rent shall be due and payable to Sublandlord, in advance, on the first day of each and every calendar month during the Term of this Sublease.  If any payment of Rent (defined below) applies to a period that is both within and outside the Term, such payment shall be apportioned on the basis of the ratio of the number of days in such period within the Term to the total number of days in such period.

(b)           Commencing on and after the Commencement Date, Subtenant shall, promptly after invoice from Sublandlord, pay to Sublandlord any and all Additional Rent (together with the Base Rent, the “Rent”) payable by Subtenant hereunder.  “Additional Rent” shall mean (x) for each calendar year beginning with January 1, 2010, any and all amounts that Escalation Rent (as defined under the Master Lease) paid by Sublandlord in excess of amounts paid by Sublandlord with respect to Escalation Rent for calendar year 2009 (“Sublease Basic Operating Costs”); (y) all other additional rent payable by Sublandlord to Master Landlord under the Master Lease if incurred at the request of, or due to the acts or omissions of, Subtenant in each case, relating to or in connection with the Subleased Premises; and (z) all other amounts payable by Subtenant hereunder including, without limitation, any costs or charges imposed upon Sublandlord pursuant to the Master Lease in connection with Subtenant’s move into to Subleased Premises (provided that Sublandlord shall not impose any additional costs upon Subtenant in connection with Subtenant’s move into the Subleased Premises above those required under the Master Lease).

(c)           Starting on January 1, 2010, invoices delivered to Subtenant representing Sublease Basic Operating Costs for calendar year 2010 shall be based on the difference between estimated Escalation Rent chargeable to Sublandlord for calendar years 2009 and 2010, respectively. At such time as Master Landlord performs the Escalation Rent adjustment for calendar year 2010 pursuant to Section 5.2 of the Master Lease (anticipated to be within approximately 120 days after the end of the 2010 calendar year), Sublandlord shall calculate the difference, if any, between the amount of Sublease Basic Operating Costs paid by Subtenant for calendar year 2010 and the actual amount of Sublease Basic Operating Costs payable by Subtenant for such period.  If the amount of Sublease Basic Operating Costs paid by Subtenant for calendar year 2010 exceeds the actual amount of Sublease Basic Operating Costs that Subtenant is obligated to pay for calendar year 2009 under the terms hereof, Sublandlord will credit such excess for such period against the Base Rent next due and owing from Subtenant.  Any shortfall in the amount of Sublease Basic Operating Costs paid by Subtenant for such period will be invoiced to Subtenant separately.  Upon determination by Master Landlord of the actual Sublease Basic Operating Costs for calendar year 2010 in accordance with the terms of Section 5.2 of the Master Lease, Sublandlord shall within fifteen (15) days after Sublandlord’s receipt of same deliver to Subtenant all bills, invoices, and other correspondence delivered by Master Landlord to Sublandlord and used by Sublandlord in determining such Sublease Basic Operating Costs (including bills, invoices and other correspondence evidencing Master Landlord’s determination of all costs factored into for calendar year 2009).

(d)           Starting on January 1, 2011 and continuing through each subsequent calendar year or portion thereof during the Term of this Lease, invoices delivered to Subtenant representing Sublease Basic Operating Costs for such calendar year shall be based on the difference between Escalation Rent for such year, as estimated by Master Landlord, and actual Escalation Rent for calendar year 2009.  As actual Escalation Rent for such calendar year is determined during each subsequent calendar year in accordance with the terms of Section 5.2 of the Master Lease, Sublandlord shall (x) determine the difference, if any, between the amount of Sublease Basic Operating Costs actually paid by Subtenant for the relevant calendar year and the actual amount of Sublease Basic Operating Costs payable by Subtenant for such period (based on the actual Escalation Rent for the relevant calendar year determined in accordance with the terms of Section 5.2 of the Master Lease), (y) if the amount of Sublease Basic Operating Costs paid by Subtenant for such calendar year exceeds the actual amount of Sublease Basic Operating Costs that Subtenant is obligated to pay for calendar year 2009 under the terms hereof, Sublandlord shall credit such excess against the Base Rent next due and owing from Subtenant and if the actual amount of Sublease Basic Operating Costs that Subtenant is obligated to pay for calendar year 2009 under the terms hereof exceeds the amount of Sublease Basic Operating Costs paid by Subtenant for such calendar year, such shortfall will be invoiced to Subtenant separately and (z) deliver to Subtenant within fifteen (15) days after Sublandlord’s receipt of same the same evidence of such determination as described above.  Subtenant’s payments under Section 4 in respect of Sublease Basic Operating Costs shall be pro-rated for any partial month or year.  If Master Landlord shall issue to Sublandlord any credit or refund in respect of Sublease Basic Operating Costs relating to any part of the Term, Sublandlord shall within fifteen (15) days thereafter: (a) provide Subtenant with a copy of the supporting documentation received by Sublandlord from Master Landlord (if any); and (b) give to Subtenant such credit against the Base Rent next due and owing from Subtenant or refund after deducting therefrom any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in connection with compelling Master Landlord to obtain such credit or refund.

(e)           In the event Subtenant disputes any calculation of Sublease Basic Operating Costs delivered to it hereunder, Subtenant may request that Sublandlord dispute the corresponding Escalation Rent in accordance with the terms of Section 5.6 of the Master Lease, provided Subtenant delivers: (a) notice to Sublandlord of such dispute at least twenty (20) days prior to the expiration of the maximum period for challenging same pursuant to the Master Lease and (b) an explanation of the dispute along with such notice.  Thereafter, Sublandlord shall dispute the corresponding Escalation Rent in accordance with the terms of Section 5.6 of the Master Lease provided that such action is done at Subtenant’s sole cost and expense, and Subtenant shall indemnify Sublandlord for any and all liability in connection with such dispute.

(f)           All Rent shall be paid in lawful money of the United States to Sublandlord at Sublandlord’s office at the following address (or at such other place as Sublandlord may designate by notice to Subtenant):

    Broadpoint Securities Group, Inc.
    677 Broadway
    Albany, New York 12207
    Attention: Accounts Payable

5.           Subtenant Alterations.

(a)           The parties acknowledge that Subtenant has inspected the Subleased Premises and the Subleased Premises and is fully familiar with the physical condition thereof. Subtenant agrees to accept the Subleased Premises on the Commencement Date in its “as is” condition as of the date hereof, broom clean. Subtenant acknowledges and agrees that Sublandlord shall have no obligation to do any work in or to the Subleased Premises in order to make it suitable and ready for occupancy and use by Subtenant, but Sublandlord will cooperate with the removal of signs in and on the Subleased Premises containing Sublandlord’s name and will cooperate with Subtenant to cause Master Landlord to remove Sublandlord’s name (and the names of its employees) from the Building Directory Spaces (all of the foregoing shall be subject to Maser Landlord’s consent if required under the terms of the Master Lease).

(b)           Subject to the approval of Master Landlord, Subtenant shall be allowed access to the Subleased Premises at reasonable times and during working hours, with reasonable prior notice to Sublandlord, prior to the commencement of the Term (beginning with the date of this Sublease), for the limited purpose of performing its improvements, installation of furniture, fixtures & equipment and preparing the Subleased Premises for move-in and subject expressly to the provisions of this Sublease and to applicable Building standards, at Subtenant’s sole cost and expense.  Subtenant shall maintain, and provide Sublandlord evidence of, insurance effective during the period of such early access naming the Sublandlord and the Master Landlord as additional insureds and in form reasonably satisfactory to the Sublandlord, and Subtenant shall be bound by the terms of this Sublease, except those terms related to the payment of rent, during such period as though the Sublease were in full force and effect and the Term hereof had commenced.  Sublandlord shall have no liability for, and Subtenant shall fully indemnify Sublandlord against, any claims arising out of such access and involving Subtenant, its agents, representatives, contractors or invitees in the course of such access except to the extent caused by Sublandlord’s gross negligence or willful misconduct.

(c)           For the duration of the Term, Subtenant, at no charge to Subtenant, shall have the right to use all of Sublandlord’s property located in the Subleased Premises set forth on Exhibit B attached hereto or other personal property of Sublandlord present or located in the Subleased Premises on the date hereof (“FF&E”).  Sublandlord represents that: (i) Sublandlord has good and marketable title to the FF&E, free and clear of all liens, claims and encumbrances; and (ii) the FF&E has not been previously sold or assigned by Sublandlord.  At the expiration of this Sublease, provided Subtenant is not then in default under this Sublease beyond the applicable notice and cure periods, Subtenant shall take ownership of the FF&E (provided the FF&E shall not become property of Subtenant unless and until such default is cured within the applicable cure period); provided, further, that if this Sublease is terminated as a result of an Event of Default by Subtenant hereunder, then the FF&E will remain the property of Sublandlord.  Notwithstanding anything to the contrary set forth herein, after the date on which Master Landlord’s Consent shall have been obtained, Subtenant shall cause the removal of the Avaya G3 Phone Switch from the Subleased Premises (the “Removal”).  The Removal shall be conducted by a third party vendor selected by Sublandlord.  The actual out-of-pocket costs of the Removal incurred by Subtenant shall be paid by Sublandlord to Subtenant within fifteen (15) days after demand; provided, however, the maximum amount to be reimbursed by Sublandlord hereunder in connection with the Removal shall not exceed $1,000.00.

(d)           Subtenant shall not make any Alterations (as defined in the Master Lease) in or to Subleased Premises without first complying with the applicable provisions of the Master Lease.  Whenever the consent of Master Landlord is required in connection with the performance of Alterations in or to the Subleased Premises pursuant to Article 10 of the Master Lease (except that Sublandlord’s consent shall not be required for such alterations as Sublandlord may perform without Master Landlord’s consent pursuant to the Master Lease), Sublandlord’s consent shall also be required, which consent of Sublandlord shall be granted (or denied) in accordance with the terms and conditions of Article 10 of the Master Lease except that if such consent or approval is obtained from Master Landlord, Sublandlord shall be deemed to have granted its consent thereto.

(e)           Subject to the terms of the Master Landlord’s Consent (as defined in Section 12(g) below), in accordance with and subject to the provisions of Article 10 of the Master Lease, Subtenant shall surrender all Alterations and Tenant Improvements (as defined in the Master Lease) in and to the Subleased Premises at the expiration of the Term in the condition as of the date hereof and repair, reasonable wear and tear and casualty damage and condemnation excepted, and the same shall become the property of Master Landlord; provided that Subtenant shall have the right, as Subtenant’s sole cost and expense, to remove any Alteration(s) or Tenant Improvement(s) from the Subleased Premises that Master Landlord has agreed, in writing, may be so removed.  Furthermore, Subtenant shall remove, at Subtenant’s sole cost and expense, all Alterations and Tenant Improvements made in or to the Subleased Premises by or on behalf of subtenant that Master Landlord shall require to be so removed pursuant to the terms of the Master Lease.  Notwithstanding anything contained herein to the contrary, Sublandlord hereby acknowledges and agrees that in no event shall Subtenant have any obligation of any nature whatsoever to remove upon the expiration or termination of this Sublease any Alterations, Tenant Improvements, installations, changes or additions which have been performed by or on behalf of Sublandlord that are required to be removed pursuant to the terms of the Master Lease.

(f)           Notwithstanding anything to the contrary herein, Subtenant acknowledges and agrees that Subtenant is solely responsible for costs arising from or otherwise related to its move into the Subleased Premises, whether or not such costs arise pursuant to the provisions of the Master Lease.  Subtenant agrees to indemnify Sublandlord against any such costs.

6.           Brokers.

Each party represents and warrants to the other that it dealt with no broker (or other person who may claim a commission or similar compensation) in connection with this Sublease except for Cushman & Wakefield (“Broker”), who shall be paid by Sublandlord pursuant to a separate agreement between Broker and Sublandlord, and each party shall defend, indemnify and hold the other harmless from any liability or loss, including, without limitation, reasonable attorneys’ fees and expenses, based upon an alleged breach of said representation and warranty.

7.           Assignment, Subletting; Subordination.

(a)           Subtenant shall not assign, pledge, mortgage or otherwise transfer this Sublease, sublet the Subleased Premises or otherwise allow any party other than Subtenant to use or occupy, whether by license or otherwise, all or any part of the Subleased Premises without (i) obtaining Master Landlord’s prior written consent to such assignment or subletting if such consent is required pursuant to the provisions of Article 17 of the Master Lease; (ii) otherwise complying with all other terms and conditions set forth in Article 17 of the Master Lease (including, without limitation, the payment by Subtenant of Master Landlord’s fees and expenses in connection with any assignment or subletting, not to exceed the cap set forth in the Master Lease); and (iii) obtaining Sublandlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), provided that (I) if Master Landlord’s consent to such assignment, sublease or other transfer is not required under the Master Lease, Sublandlord’s consent shall not be required and (II) if Master Landlord grants its consent to such assignment, sublease or other transfer in writing in accordance with the provisions of Article 17 of the Master Lease, the consent of Sublandlord shall be deemed granted. At least thirty (30) days prior to the proposed effective date of any assignment, sublease or other transfer of Subtenant’s interest in this Sublease or the Subleased Premises, Subtenant shall provide written notice of its intent to so transfer to Sublandlord, which notice shall include all documentation required to be delivered under Section 17.2 of the Master Lease.  Each assignment or subletting pursuant to this Section 7 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Sublease and the Master Lease.

(b)           Notwithstanding any assignment or subletting contemplated under this Section 7, acceptance of rent or additional rent by Sublandlord from any subtenant or assignee, Subtenant shall and will remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Subtenant to be performed and all acts and omissions of any subtenant or assignee or anyone claiming under or through any subtenant or assignee which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Subtenant.  Subtenant further agrees that notwithstanding any such subletting or assignment, no other and further subletting or assignment by Subtenant or any person claiming through or under Subtenant shall or will be made except upon compliance with and subject to the provisions of this Section 7.

(c)           With respect to each and every permitted sublease or subletting under the provisions of this Sublease, it is further  agreed:

(i)	No subletting shall be for a term ending later than one day prior to the Expiration Date or the earlier termination of this Sublease; and

(ii)
        Each sublease shall expressly provide that it is subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate and that, in the event of termination, re-entry or dispossession by Sublandlord under this Sublease Sublandlord may, at its option, take over all of the right, title and interest of Subtenant, as sub-Sublandlord, under such sublease, and such subtenant shall, at Sublandlord’s option, attorn to Sublandlord pursuant to the then executory provisions of such sublease, except that Sublandlord shall not (x) be liable for any previous act or omission or Subtenant under such sublease but in no event shall such party be relieved of its obligations to cure any continuing defaults, (y) be subject to any offset which theretofore accrued to such subtenant against Subtenant, or (z) be bound by any previous modification of such sublease not consented to by Sublandlord except that Sublandlord shall be bound by previous approvals granted to Subtenant under this Sublease, including approvals of Alterations and/or assignments and sublettings or by any advance payment of more than one month’s rent unless actually received by Sublandlord.

(d)           The parties hereto herby acknowledge that this Sublease is subject and subordinate to the Master Lease and to the matters to which the Master Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossession by Master Landlord under the Master Lease, Master Landlord may, at its option, take over all of the right, title and interest of Sublandlord, as sub-Sublandlord, under this Sublease, and Subtenant shall, at Master Landlord’s option, attorn to Master Landlord pursuant to the then executory provisions of this Sublease for the balance of the Term on the terms and conditions set forth herein, except that Master Landlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease but in no event shall such party be relieved of its obligations to cure any continuing defaults; (ii) be subject to any offset which theretofore accrued to Subtenant against Sublandlord; or (iii) be bound by any previous modification of this Sublease except that Master Landlord shall be bound by previous approvals granted to Sublandlord under the Master Lease, including approvals of Alterations and/or assignments and sublettings or by any advance payment of more than one month’s rent unless actually received by Master Landlord.  In addition, the parties hereto hereby acknowledge that if Master Landlord notifies Subtenant that Sublandlord has defaulted in its obligation to pay any amount due and payable by Sublandlord under the Master Lease, Master Landlord is authorized to collect, and Subtenant is authorized to pay (without independently verifying that Sublandlord is actually in default) any amount due or accruing from Subtenant (or any other occupant of the Subleased Premises) and to apply the net amounts collected to such amount owed under the Master Lease in such priorities as Master Landlord may determine, and that Master Landlord’s receipt or acceptance of any payments from Subtenant (or any other occupant of the Subleased Premises) shall not be deemed or construed as releasing Sublandlord from Sublandlord’s obligations under the Master Lease or the acceptance of Subtenant (or any other occupant of the Subleased Premises) as a direct tenant.  Sublandlord shall not voluntarily terminate the Master Lease.  Sublandlord shall not be liable for the termination of this Sublease due to the termination of the Master Lease under the terms of the Master Lease unless such termination of this Sublease: (i) shall have arisen out of a default under the Master Lease by Sublandlord not arising out of a default hereunder by Subtenant; or (ii) shall have been voluntarily effected by Sublandlord in violation of the immediately preceding sentence.

8.           Services; Right to Cure Defaults; Remedies; Consents.

(a)           Notwithstanding anything to the contrary set forth in this Sublease, Sublandlord shall have no obligation to render any services (including elevator facilities, HVAC, water, cleaning or security services), repairs or restorations to Subtenant of any nature whatsoever or to expend any monies for the preservation, maintenance, restoration or repair of the Building, the Subleased Premises or any portion thereof (unless such failure is due to Sublandlord’s default under the Master Lease), and Subtenant shall look solely to the Master Landlord for the furnishing of any services, maintenance, restoration or repairs with respect to the Building or the Subleased Premises to which Subtenant may be entitled, provided that Sublandlord shall cooperate (at Subtenant’s sole cost and expense) with Subtenant to enforce the rights of Sublandlord under the Master Lease (including, without limitation, instituting and prosecuting legal proceedings).  Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on the Master Landlord’s part in furnishing services with respect thereto.  If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Subleased Premises, Subtenant shall have the right to exercise in its own name and that of Sublandlord (as Sublandlord’s attorney-in-fact) all the rights to enforce compliance on the part of Master Landlord as are available to Sublandlord with respect to the Subleased Premises.  Sublandlord hereby agrees to cooperate with (including, at Subtenant’s request, exercising reasonable commercial efforts to enforce Master Landlord’s obligations to Sublandlord under the Master Lease) and execute, all at Subtenant’s expense, all instruments reasonably required by Subtenant to enforce such compliance, and Subtenant hereby agrees to indemnify, defend and hold Sublandlord harmless of and from any and all damages, liabilities, obligations, costs, claims, losses, demands, expenses and injuries, including reasonable and actually incurred attorney’s fees and expenses, which may be incurred by Sublandlord in or as a result of such cooperation and execution.  Any amount of recovery resulting from such enforcement obtained by either Subtenant or Sublandlord shall be the property of Subtenant.  Notwithstanding the foregoing, in all cases where Sublandlord shall be entitled to an abatement, set-off or deduction of any rent payable by it pursuant to the provisions of the Master Lease by reason of a failure by Master Landlord to perform its obligations under the Master Lease to furnish services or make repairs to the Premises or otherwise, Base Rent payable by Subtenant shall be correspondingly abated or reduced under this Sublease.

(b)           If Subtenant fails to perform any of its obligations hereunder, Sublandlord may cure such default, after the expiration of any applicable notice and grace period provided for in Article 20 of the Master Lease (as incorporated herein), and Subtenant shall pay the cost of such cure, including reasonable attorneys’ fees and expenses, as Additional Rent, within three (3) days after receiving Sublandlord’s statement therefor.  Sublandlord shall have the right (but shall not be obligated) to enter the Subleased Premises, at reasonable times and upon reasonable notice, to inspect the Subleased Premises or to cure any defaults by Subtenant.

(c)           The taking of any action by Subtenant, the occurrence of any event in regard to Subtenant or the failure to act by Subtenant which, in each case, would be a default under any provision of the Master Lease, if taken by or if occurring or if failing to occur in regard to or by Sublandlord (as tenant under Master Lease) shall entitle Sublandlord to take all action with regard to Subtenant under this Sublease which Master Landlord is then permitted to take against Sublandlord after the applicable notice and cure periods under the terms of the Master Lease.

(d)           Wherever in this Sublease Subtenant is required to obtain Sublandlord’s consent, Subtenant understands that Sublandlord must obtain the written consent of Master Landlord.  If the Master Landlord should refuse such consent, Sublandlord shall be released of any obligation to grant its consent.  Sublandlord agrees to make a request to Master Landlord for the consent of Master Landlord, and to cooperate in good faith with Subtenant, and to use commercially reasonable efforts in attempting to secure the consent of Master Landlord.  If under the Master Lease, any right or remedy of Sublandlord or any duty or obligation of Master Landlord is subject to or conditioned upon Sublandlord’s making any demand upon Master Landlord or giving any notice or request to Master Landlord then, if Subtenant shall so request, Sublandlord shall, promptly (but in no event later than four (4) business days) after Sublandlord’s receipt of such request, make such demand or give such notice or request, except that to the extent Master Landlord consents thereto, Subtenant may make requests for overtime services to which Subtenant is entitled pursuant to this Sublease directly to Master Landlord (and if Master Landlord does not consent thereto, Sublandlord shall make requests for such overtime services to Master Landlord as soon as reasonably practicable after Sublandlord’s receipt of Subtenant’s requests therefor).  All consents or approvals, whether of Master Landlord, Sublandlord or Subtenant, referred to in or contemplated by this Sublease, shall be in writing.

9.           Insurance.

Subtenant shall maintain, at its sole cost and expense throughout the Term of this Sublease, insurance in the types and amounts, and subject to the conditions, as are required pursuant to Article 14 of the Master Lease, which have been incorporated herein by reference.  All such policies shall name Sublandlord and Master Landlord, and any other persons required pursuant to the Master Lease, as additional insured parties and shall be endorsed as required under the Master Lease.  Subtenant shall furnish said policies (or certificates evidencing the required coverage) to Sublandlord, together with such evidence as Sublandlord shall reasonably deem satisfactory of the payment of premiums thereon, promptly following an execution of this Sublease

10.           Quiet Enjoyment.

Sublandlord acknowledges that pursuant to the incorporation by reference of Section 31.11 of the Master Lease, Subtenant is entitled to the quiet enjoyment of the Subleased Premises during the Term.

11.           Sublandlord’s Representations and Covenants.

Sublandlord hereby represents and warrants to, and covenants with, Subtenant that: (i) Sublandlord is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified and authorized to sublease the Subleased Premises; (ii) Sublandlord has full power, authority and right to execute and deliver this Sublease and to observe and perform the provisions hereof, and the execution and delivery of this Sublease and the obligations of Sublandlord have been duly authorized by all necessary action on the part of Sublandlord; (iii) this Sublease has been duly executed and delivered by Sublandlord and, subject to the receipt of the Master Landlord’s consent, constitutes legal, valid and binding obligations of Sublandlord, enforceable against Sublandlord in accordance with the terms hereof; (iv) the Master Lease is a valid and binding agreement of Sublandlord and is in full force and effect, enforceable in accordance with the terms thereof; (v) neither Sublandlord nor, to the knowledge of Sublandlord, Master Landlord is in default or breach under the terms of the Master Lease; (vi) Sublandlord shall not amend or modify the Master Lease in a manner that would adversely affect the Subleased Premises or the rights of Subtenant under this Sublease in any respect, waive any obligations of Master Landlord under the Master Lease or surrender Sublandlord’s estate or rights under the Master Lease, without first obtaining Subtenant prior written consent, in each instance; (vii) Sublandlord shall promptly give to Subtenant a copy of any notice received from, or given to, Master Landlord and which is relevant to subtenant’s subtenancy hereunder; (viii) Sublandlord is the sole tenant under the Master Lease and Sublandlord has not sublet all or any part of the Subleased Premises pursuant to a sublease that will remain in effect on the Commencement Date; (ix) a true and complete redacted copy of the Master Lease (including all amendments thereto and modifications thereto) has been given to Subtenant; (x) the Master Lease is in full force and effect; (xi) Sublandlord has paid to Master Landlord all Base Rent and all additional rent and other charges under the Master Lease with respect to which Sublandlord has received an invoice; (xii) Sublandlord agrees to perform its obligations under the Master Lease including, without limitation, Sublandlord’s obligation to pay all sums due to Master Landlord thereunder; (xiii) there are no legal actions or proceedings pending or, to Sublandlord’s knowledge, threatened against Sublandlord directly affecting Sublandlord’s interest in the Master Lease as tenant thereunder or directly relating to the Subleased Premises; and (xiv) to Sublandlord’s knowledge, all Building systems serving the Subleased Premises are in good working order.

In addition to Subtenant’s rights and Sublandlord’s obligations each specified hereunder, if Sublandlord fails to perform or observe any of the terms and conditions of the Master Lease to be observed or performed by Sublandlord, and such failure on the part of Sublandlord (x) does not arise out of a default by Subtenant under this Sublease and (y) shall continue until the date that is: (x) in the case of a monetary default, one (1) business day prior to the expiration of the applicable cure period under the terms of the Master Lease; or (y) in the case of a non-monetary default, five (5) business days prior to the expiration of the applicable cure period under the terms of the Master Lease, then in each case Subtenant shall have the right, but not obligation, to make the payment Sublandlord has failed to make or perform or otherwise cause compliance with the provision of the Master Lease that is the subject of Sublandlord’s failure.  Sublandlord shall indemnify Subtenant for the reasonable, actual out-of-pocket costs paid by Subtenant to so remedy defaults by Sublandlord under the Master Lease.  Notwithstanding anything to the contrary set forth above, Sublandlord shall have no obligation to indemnify Subtenant for any amounts incurred by Subtenant hereunder in connection with a default by Sublandlord under the Master Lease if such default arises out of a default by Subtenant under this Sublease.

12.           Subtenant’s Representations.

Subtenant represents and warrants to Sublandlord that: (i) Subtenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is, or as of the Commencement Date will be, duly qualified and authorized to sublease the Subleased Premises and to do business in the State of California; (ii) Subtenant has full corporate power, authority and right to execute and deliver this Sublease and to observe and perform the provisions hereof, and the execution and delivery of this Sublease and the obligations of Subtenant hereunder have been duly authorized by all necessary corporate action on the part of Subtenant; and (iii) this Sublease has been duly executed and delivered by Subtenant and, subject to the receipt of the Master Landlord’s Consent, constitutes legal, valid and binding obligations of Subtenant, enforceable against Subtenant in accordance with the terms hereof.

13.           Notices.

(a)           All consents, approvals, requests, notices copies or other communication (collectively “Notices”) required or desired to be delivered under this Sublease shall be in writing, and transmitted by facsimile machine and/or email and simultaneously delivered by reputable overnight courier, addressed to the parties at the following addresses:

If to Sublandlord:

Broadpoint Securities Group, Inc.
677 Broadway
Albany, New York 12207
Attention: General Counsel
Facsimile: (518) 694-0183

With copies to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Sean H. Porter, Esq.
Facsimile: (212) 698-3599

If to Subtenant:

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York  10022
Attention: Barry Alton
Facsimile: (212) 284-3495

With copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036
Attention: Neil R. Tucker, Esq.
Facsimile: (212) 715-8000

Notice shall be deemed given on the date of actual receipt by the addressee as evidenced by a receipt therefor, if received on a business day, or the first business day following receipt, if received on a non-business day, or when delivery is first refused, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

(b)           Either party may, by Notice pursuant to Section 13(a) above, change the address, person or officer to which all Notices are to be sent thereafter.

Solely for the purpose of this Sublease, wherever in the Master Lease a time is specified for the giving of any notice or the making of any demand by Subtenant thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding four (4) business days thereto, and wherever in the Master Lease a time is specified for the giving of any notice or the making of any demand by Sublandlord thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting four (4) business days therefrom.  Wherever in the Master Lease a time is specified within which Subtenant thereunder must give notice or make a demand following an event, or within which Subtenant must respond to any notice, request or demand previously given or made by Sublandlord thereunder, or to comply with any obligation on Subtenant’s part thereunder, such time is hereby changed (for the purpose of this Sublease only) by subtracting four (4) business days therefrom.  Wherever in the Master Lease a time is specified within which Sublandlord thereunder must give notice or make a demand following an event, or within which Sublandlord must respond to any notice, request or demand previously given or made by Subtenant thereunder, or to comply with any obligation on Sublandlord’s part thereunder, such time is hereby changed (for the purpose of this Sublease only) by adding four (4) business days thereto.  It is the purpose and intent of the foregoing provisions to provide Sublandlord with time within which to transmit to Master Landlord any notices or demands received from Subtenant, and to transmit to Subtenant any notices or demands received from Master Landlord.  In no event, however, shall the provisions of this paragraph operate to shorten any relevant period to a period of less than two (2) business days.

14.           Miscellaneous.

(a)           The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

(b)           The captions or headings of paragraphs in this Sublease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

(c)           If any provisions of this Sublease shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Sublease shall not be affected thereby.

(d)           Governing Law; Consent to Jurisdiction.

(i)	This Sublease shall be construed in accordance with, and governed by the laws of the State of California.

(ii)
Sublandlord hereby irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of the United States Courts for the Northern District of California, and the courts of the State of California located in San Francisco, California in any action or proceeding arising out of or relating to this Sublease, and Sublandlord hereby irrevocably agrees that all claims against it in respect of such action or proceeding against Sublandlord may be heard and determined in such courts.  To the extent permitted by applicable law, Sublandlord agrees that a final judgment obtained in any court described above in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  To the extent that Sublandlord has or hereafter may acquire any immunity from jurisdiction of any such court referred to in clause (x) or (y) above or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, to the extent permitted by applicable law, Sublandlord hereby irrevocably waives such immunity in respect of its obligations under this Sublease. Sublandlord herby irrevocably waives, to the extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that Sublandlord may now or hereafter have to the bringing of any such action or proceeding in such respective courts referred to in clauses (x) and (y) above.

(e)           Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBLEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)           Counterparts.  This Sublease may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           Effectiveness.  Each of the parties hereto acknowledges that, pursuant to the provisions of the Master Lease, Sublandlord is required to obtain the Master Landlord’s written consent and recognition agreement (“Master Landlord’s Consent”) to this Sublease (the form of which is attached hereto as Exhibit D and made a part hereof) and, accordingly, that the rights and obligations of Sublandlord and Subtenant hereunder are expressly subject to Sublandlord obtaining Master Landlord’s Consent.  Sublandlord shall request the Consent from Master Landlord promptly after the mutual execution and delivery of this Sublease, provided that Sublandlord shall only be required to use commercially reasonable efforts to obtain Master Landlord’s Consent.  If Master Landlord’s Consent cannot be obtained within thirty (30) days from the date hereof, either Sublandlord or Subtenant may terminate this Sublease upon notice to the other party, in which case, neither party shall have any further rights or obligations hereunder thereafter. Each of Sublandlord and Subtenant agrees to execute and/or deliver such documents and perform such other acts as may reasonably be requested by Master Landlord in connection with the request for Master Landlord’s Consent.  In connection with obtaining Master Landlord’s Consent, but in no event later than ten (10) days after the execution and delivery by Sublandlord of this Sublease, Sublandlord shall deliver to Master Landlord an unconditional and irrevocable letter of credit (the “Letter of Credit”), the beneficiary of which shall be Master Landlord, in the amount reasonably determined by Master Landlord and Sublandlord, representing the difference between: (i) the sum of the Base Rent and additional rent (including, without limitation, the Escalation Rent) payable by Sublandlord to Master Landlord under the terms of the Master Lease; and (ii) the sum of the Base Rent and additional rent (including, without limitation, Sublease Basic Operating Costs) payable by Subtenant to Sublandlord under the terms of this Sublease, upon such terms and in a form and issued by a bank, in each case reasonably satisfactory to Master Landlord.  If Sublandlord fails to deliver the Letter of Credit in accordance with the immediately preceding sentence, Subtenant may terminate this Sublease upon notice to Sublandlord, in which case, neither party shall have any further rights or obligations hereunder thereafter.

(h)           Security Deposit.

None.

(i)           Expansion Space and Renewal Option. Subtenant hereby acknowledges and agrees that the extension and expansion options available to Sublandlord pursuant to Article 33 and Article 34 the Master Lease, respectively, are personal to Sublandlord and may not be exercised by Subtenant or by Sublandlord on Subtenant’s behalf.

(j)           Signage. Subject to the provisions of the Master Lease and the approval of Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed, Subtenant shall have the right to place custom signage in the 24th Floor elevator lobby.  Subtenant shall also be entitled to the use Building Directory Spaces to the extent allowed pursuant to the provisions of the Master Lease.

(k)           Parking.  Subject to the provisions of the Master Lease and the approval of the Master Landlord, Subtenant shall have the right to four (4) parking spaces in the Building’s parking garage at the prevailing market rate.  The current market rate is $400.00 per month per parking space.

(l)           Entire Agreement.  This Sublease and Master Landlord’s Consent (x) contains the entire agreement and understanding between Sublandlord and subtenant with respect to the use and occupancy of the Subleased Premises by Subtenant and (y) shall not be modified or amended or any term or provision hereof waived or discharged except in a writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

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IN WITNESS WHEREOF, the parties hereto have executed the Sublease as of the day and year first above written.

Sublandlord:	BROADPOINT SECURITIES GROUP, INC., a New York corporation

By: /s/ Lee Fensterstock
Name:  Lee Fensterstock
Title:    Chairman & CEO

Subtenant:                                         JEFFERIES & COMPANY, INC.,
a Delaware corporation

By: /s/ Barry G. Alton
Name:  Barry G. Alton
Title:    SVP Corporate and Real Estate Services

Exhibit A

Subleased Premises

Exhibit B

FF&E Inventory

Exhibit C

Master Lease

Exhibit D

Consent and Recognition Agreement